JAMES ALPHA GLOBAL REAL ESTATE INVESTMENTS FUND

RANGER GLOBAL REAL ESTATE ADVISORS, LLC

JOINT CODE OF ETHICS

SECTION I. GENERAL

This Joint Code of Ethics (the “Code”) has been approved by the Board of Trustees of the James Alpha Global Real Estate Investments Fund (the “Trust”), including a majority of the Trustees who are not “interested persons” of the Trust (the “Independent Trustees”), as defined by the Investment Company Act of 1940, as amended (the “Investment Company Act”) and by Ranger Global Real Estate Advisors, LLC (“Investment Adviser”), the investment adviser of the Trust, in compliance with Rule 17j-1 under the Investment Company Act (“Rule 17j-1”) and by the Investment Adviser in compliance with Section 204A and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). The purpose of the Code is to establish (i) standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Trust may abuse their fiduciary duties to the Trust and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed and (ii) procedures for employees of the Advisers to report their personal securities transactions and holdings, which are designed to prevent and detect potential conflicts of interest with the Investment Adviser’s clients including the Trust (such clients and the Trust collectively, the “Clients”).

The Code is based on the principle that the trustees and officers of the Trust, and the personnel of the Investment Adviser who provide services to the Clients, owe a fiduciary duty to the Clients to conduct their personal securities transactions in a manner that does not interfere with the Clients’ transactions or otherwise take unfair advantage of their relationship with the Clients. All such trustees, officers and personnel of the Trust and the Investment Adviser (the “Employees”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to the Trust. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Clients and their shareholders. In sum, all Employees shall place the interests of the Clients before their own personal interests.

Every Employee must read and retain this Joint Code of Ethics, and should recognize that he or she is subject to its provisions.

The Trust and the Investment Adviser shall use reasonable diligence and institute procedures reasonably designed to prevent violations of this Code.

SECTION II. DEFINITIONS

(A)	“Access Person” means: (i) any trustee, director, general partner, member, officer, or Investment Personnel (as defined below) of the Trust or of the Investment Adviser; (ii) any Employee who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for the Clients or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendations to the Clients regarding the purchase or sale of Securities; and (iii) any supervised person who has access to nonpublic information regarding a Client’s purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. Access Persons of the Investment Adviser will include portfolio management personnel and client service representatives who communicate investment advice to clients. Administrative, technical and clerical personnel may also be Access Persons if their functions or duties give them access to nonpublic information.

For purposes of this Code, an Access Person does not include any person who is subject to a code of ethics adopted by the Trust’s administrator or principal underwriter in compliance with Rule 17j-1 of the Company Act.

(B)	“Beneficial Ownership” has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, and for purposes of this Code shall be deemed to include, but not be limited to, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood, marriage or adoption to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee).[1]
(C)	“Compliance Officer” means the chief compliance officer of the Trust or the Investment Adviser.

[1] Beneficial Ownership will not be deemed to exist solely as a result of any indirect interest an Access Person may have in the investment performance of an account or investment fund managed by such person, or over which such person has supervisory responsibility, that arises solely from such person’s compensation arrangement with the Investment Adviser any of its affiliates pursuant to which the performance of the account or investment fund, or the profits or revenues derived from its management or supervision, is a factor in the determination of such person’s compensation.

(D)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.
(E)	“Covered Security” means any Security (as defined below) other than a Security that is: (i) a direct obligation of the Government of the United States; (ii) a bankers acceptance, certificate of deposit, commercial paper, or high quality short-term debt instrument, including a repurchase agreement; (iii) a share issued by an open-end investment company, except that shares of the Open-End Trust are Covered Securities; or (iv) a share issued by a unit investment trust that is invested exclusively in one or more open-end investment companies other than any of the Open-End Trust.
(F)	“Employee” means any person who is a trustee, director, partner, officer or employee of the Trust or the Investment Adviser who provides services to the Clients and who have access to nonpublic information regarding any Client’s purchase or sale of Securities or is involved in making securities recommendations to any clients.
(G)	“Independent Trustee” means a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act.
(H)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(I)	“Investment Personnel” means any (i) any Employee of the Trust or the Investment Adviser, or of any company in a control relationship to the Trust or the Investment Adviser, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Security by the Clients, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Trust or the Investment Adviser who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of any Security.
(J)	“Limited Offering” means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act or Rules 504, 505 or 506 of Regulation D, promulgated thereunder.
(K)	“Personal Securities Account” means a brokerage account through which Securities in which an Access Person has Beneficial Ownership are held, purchased or sold.
(L)	“Security” includes all stock, debt obligations, investment company securities exchange-traded funds and other securities and similar instruments of whatever kind, including any warrant or option to acquire or sell a security. References to a Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative.

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell that Security has been made or communicated to any other person and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

SECTION III. OBJECTIVE AND GENERAL PROHIBITIONS

Although certain provisions of this Code apply only to Access Persons, all Employees must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in under “General” and Sections I, II and VI of this Code. Therefore, an Employee may not engage in any investment transaction under circumstances where the Employee benefits from or interferes with the purchase or sale of investments by the Clients. In addition, Employees may not use information concerning the investments or investment intentions of the Trust, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Clients. Disclosure by an Employee of such information to any person outside of the course or scope of the responsibilities of the Employee to the Trust or the Investment Adviser will be deemed to be a violation of this prohibition.

Employees may not engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of investments by the Clients. In this regard, Employees should recognize that Rule 17j-1 makes it unlawful for any affiliated person of or principal underwriter of the Trust, or any affiliated person of such a person, directly or indirectly, in connection with the purchase or sale of a Security held or to be acquired by the investment company to:

(i)	employ any device, scheme or artifice to defraud the Trust;
(ii)	make any untrue statement of a material fact to the Trust or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or
(iv)	engage in any manipulative practice with respect to the Trust.

Employees should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) the imposition administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

SECTIONIV. PROHIBITED TRANSACTIONS[2]

(A)       Investment Personnel may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security in an Initial Public Offering or a Limited Offering unless he or she obtains pre-clearance pursuant to Section V and reports to the Trust the information described in Section VI of the Code.

(B)       An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security, and may not sell or otherwise dispose of any Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) any Client has purchased or sold the Security within the last 3 business days, or is purchasing or selling or is going to purchase or sell the Security in the next 3 business days:

(i)       obtains pre-clearance of such transaction pursuant to Section V; and

(ii)       reports to the Client the information described in Section VI of this Code.

FOR PURPOSES OF ADMINISTERING THIS CODE, ACCESS PERSONS WHO ARE INVESTMENT PERSONNEL SHALL BE PRESUMED TO HAVE THE REQUISITE KNOWLEDGE OF THE CLIENTS’ TRANSACTIONS SO AS TO REQUIRE PRE-CLEARANCE, REGARDLESS OF WHETHER SUCH PERSONS ACTUALLY HAVE SUCH KNOWLEDGE. ACCORDINGLY, ALL INVESTMENT PERSONNEL SHALL OBTAIN PRE-CLEARANCE OF ALL TRANSACTIONS IN SECURITIES IN ACCORDANCE WITH THIS SECTION IV (B) EXCEPT IN THE CASE OF A TRANSACTION AS TO WHICH ONE OF THE EXCEPTIONS FROM PRE-CLEARANCE SET FORTH IN SECTION IV (C) BELOW APPLIES.

BECAUSE INVESTMENT RECOMMENDATIONS AND DECISIONS MADE FOR THE CLIENTS ARE MADE BY PERSONS WHO ARE ASSOCIATED WITH THE INVESTMENT ADVISER, ACCESS PERSONS WHO ARE NOT ASSOCIATED WITH THE INVESTMENT ADVISER WILL, IN THE ABSENCE OF EVIDENCE TO THE CONTRARY, BE PRESUMED NOT TO HAVE THE REQUISITE KNOWLEDGE OF THE CLIENTS’

[2] The prohibitions of this Section IV apply to Securities acquired or disposed of in any type of transaction, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the prohibitions set forth in Section IV(D) is applicable.

TRANSACTIONS SO AS TO GENERALLY REQUIRE PRE-CLEARANCE OF TRANSACTIONS. ACCORDINGLY, ACCESS PERSONS WHO ARE INDEPENDENT TRUSTEES OR INDEPENDENT CONTRACTORS OR VENDERS OF THE ADVISERS SHALL NOT BE REQUIRED TO OBTAIN PRE-CLEARANCE OF A TRANSACTION UNLESS AT THE TIME OF THE TRANSACTION THEY HAVE ACTUAL KNOWLEDGE OF THE MATTERS DESCRIBED IN (B) ABOVE.

(C)       The prohibitions of this Section IV do not apply to:

(i)	Reinvestment of cash dividends made pursuant to an automatic dividend reinvestment program (“DRIP”) (however, this exception does not apply to optional cash purchases pursuant to a DRIP);
(ii)	Purchase of bank certificates of deposit and bankers’ acceptances;
(iii)	Transactions in commercial paper and high quality debt instruments (including repurchase agreements) with a stated maturity of 12 months or less;
(iv)	Transactions in U.S. Treasury obligations;
(v)	Purchases of rights issued by an issuer pro rata to all holders of a class of its Securities, if such rights are acquired from such issuer, and the exercise of such rights;
(vi)	Transactions in exchange traded futures contracts;
(vii)	Involuntary (i.e., non-volitional) purchases, sales and transfers of Securities;
(viii)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Compliance Officer to the contrary;
(ix)	Transactions in Securities of a type that are not permissible investments for the Trust; and
(x)	Transactions in money market mutual funds; and
(xi)	Transactions in non-proprietary mutual funds, fund securities and trades in non-proprietary investment companies.

SECTION V. PRE-CLEARANCE PROCEDURES

(A)       OBTAINING PRE-CLEARANCE.

Pre-clearance of a personal transaction in a Security required to be approved pursuant to Section IV above must be obtained from the Compliance Officer or a person who has been authorized by the Compliance Officer to pre-clear transactions. Each of these persons is referred to in this Code as a “Clearing Officer.” A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

(B)       TIME OF CLEARANCE.

(i)	An Access Person may pre-clear trades only in cases where such person has a present intention to effect a transaction in the Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, an Access Person may not simultaneously request pre-clearance to buy and sell the same Security.
(ii)	Pre-clearance of a trade shall be valid and in effect only for a period of 24 hours from the time pre-clearance is given; PROVIDED, HOWEVER, that a pre-clearance expires upon the person receiving pre-clearance becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer and obtain a new pre-clearance before proceeding with such transaction.

(C)       FORM.

Pre-clearance must be obtained in writing by completing and signing the form provided for that purpose, which form shall set forth the details of the proposed transaction, and obtaining the signature of a Clearing Officer. The form is attached as Schedule A.

If an Access Person has responsibility regarding the determination by the Investment Adviser of Securities to be purchased or sold for a Client and is requesting approval to purchase or sell a Security that is owned by a Client or is purchasing a Security that is a permissible investment for a Client, but has not recommended such Security for purchase by the Client, the Access Person shall inform the Clearing Officer of that fact at the time pre-clearance to purchase or sell the Security is sought and shall provide an explanation as to why a similar transaction is not contemplated for a Client. The requirement of this paragraph shall apply only to those Access Persons who have the responsibility and authority to effect transactions in Client accounts.

(D)       FILING.

Copies of all completed pre-clearance forms, with the required signatures, shall be retained by the Compliance Officer.

(E)       FACTORS CONSIDERED IN PRE-CLEARANCE OF PERSONAL TRANSACTIONS.

A Clearing Officer may refuse to grant pre-clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether or not to pre-clear a proposed transaction:

(i)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;
(ii)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of the Trust; and
(iii)	Whether the transaction is likely to adversely affect a Trust.

(F)       MONITORING OF PERSONAL TRANSACTIONS AFTER CLEARANCE.

After pre-clearance is given to an Access Person, the Compliance Officer shall periodically monitor each Access Person’s transactions to ascertain whether pre-cleared transactions have been executed within 24 hours and whether such transactions were executed in the specified amounts.

SECTION VI. CERTIFICATIONS AND REPORTS BY ACCESS PERSONS

(A)       INITIAL CERTIFICATIONS AND INITIAL HOLDINGS REPORTS

Within ten (10) days after a person becomes an Access Person, except as provided in Section V, such person shall complete and submit to the Compliance Officer an Initial Employee Questionnaire on the form attached as Schedule C and an Initial Holdings Report on the form attached as Schedule D.

(B)       QUARTERLY TRANSACTION REPORTS

(i)	Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions occurring in Covered Securities, as defined in Section I(E) of this Code, occurring during the quarter in which he or she has or had any direct or indirect Beneficial Ownership, except that the report need not set forth information regarding the following types of transactions:

(a)	Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Compliance Officer to the contrary; and
(b)	In Securities of a type that are not permissible investments for a Client.[3]

Such report is hereinafter called a “Quarterly Transaction Report.”

(ii)	Except as provided in Section V(D) below, a Quarterly Transaction Report shall be on the form attached as Schedule B and must contain the following information with respect to each reportable transaction:
(a)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);
(b)	Title, number of shares or principal amount of each Security and the price at which the transaction was effected; and
(c)	Name of the broker, dealer or bank with or through whom the transaction was effected.
(iii)	A Quarterly Securities Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

(C)       ANNUAL CERTIFICATION AND ANNUAL HOLDINGS REPORTS

Annually, except as provided in Section VI(D), each Access Person shall within thirty (30) days of the end of the calendar year complete and submit to the Compliance Officer an Annual Employee Questionnaire on the Form attached as Schedule C and an Annual Holding Report on the Form attached as Schedule D.

(D)       EXCEPTIONS FROM REPORTING REQUIREMENTS

(i)	Notwithstanding the quarterly reporting requirement set forth in Section VI(B), an Independent Trustee, Independent Contractor or Vendor is not required to file a Quarterly Transaction Report unless he or she knew or, in the ordinary course of fulfilling his or her official duties in such

[3] The reporting requirements of this Section VI apply to Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.

capacity, should have known that, during the 15 day period immediately before or after his or her transaction in a Security, a Trust purchased or sold that Security or a Trust Adviser considered purchasing or selling that Security.

(ii)	Independent Trustees are not required to file Initial Holdings Reports or Annual Holdings Reports.
(iii)	In lieu of submitting a Quarterly Transaction Report, an Access Person may arrange for the Compliance Officer to be sent duplicate confirmations and statements for all accounts through which the Access Person effects Securities transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership are effected. However, a Quarterly Transaction Report must be submitted for any quarter during which the Access Person has acquired or disposed of direct or indirect Beneficial Ownership of any Security if such transaction was not in an account for which duplicate confirmations and statements are being sent. Any Access Person relying on this Section V(D)(iii) shall be required to certify annually as to the identity of all accounts through which the Covered Securities in which they have direct or indirect Beneficial Ownership are purchased, sold and held.

(E)       RESPONSIBILITY OF ACCESS PERSONS

It is the responsibility of each Access Person to take the initiatives to comply with the requirements of this Section VI. Any effort by the Trust, or by the Investment Adviser, to facilitate the reporting process does not change or alter that responsibility. In addition, each Access Person is hereby required to promptly report any violations of the Code to the Compliance Officer.

SECTION VII. ADDITIONAL PROHIBITIONS

(A)       CONFIDENTIALITY OF TRANSACTIONS.

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the Securities “being considered for purchase or sale” by a Client shall be kept confidential by all Employees and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the Trustees of the Trust.

(B)       OUTSIDE BUSINESS ACTIVITIES, RELATIONSHIPS & DIRECTORSHIPS

Access Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Trust or the Investment Adviser. Similarly, no such outside business activities or relationship may be inconsistent with the interests of the Trust or the Investment Adviser. Access Persons who are members, officers or employees of the Investment

Adviser may not serve as a director or officer of any public or private company that is not affiliated with the Investment Adviser, except with the prior approval of the Compliance Officer, and all officerships and directorships held by such Access Persons shall be reported to the Compliance Officer.

(C)       GRATUITIES.

Employees shall not, directly or indirectly, take, accept, receive or give gifts or other consideration in merchandise, services or otherwise, except: (i) customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff and (ii) business related gifts of nominal value.

SECTION VIII. CERTIFICATION BY ACCESS PERSONS

The certifications of each Access Person required to be made pursuant to Section VI shall include certifications that the Access Person has read and understands this Code and recognizes that he or she is subject to it. Access Persons shall also be required to certify in their annual certifications that they have complied with the requirements of this Code.

SECTION IX. SANCTIONS

Any violation of this Code shall be subject to the imposition of such sanctions by the Trust as may be deemed appropriate under the circumstances to achieve the purposes of Rule l7j-1 or Rule 204A-1, as applicable, and this Code. The sanctions to be imposed shall be determined by the Board of Trustees, including a majority of the Independent Trustees; provided, however, that with respect to violations by personnel of the Investment Adviser (or of a company which controls the Investment Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof), as applicable. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Trust and the more advantageous price paid or received by the offending person.

SECTION X. ADMINISTRATION AND CONSTRUCTION

(A)       The administration of this Code shall be the responsibility of the Compliance Officer.

(B)       The duties of the Compliance Officer are as follows:

(i)	Continuous maintenance of current lists of the names of all Employees and Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of the Investment Adviser or of any company which controls the Investment Adviser, and the date each such person became an Access Person;

(ii)	On an annual basis, providing each Employee with a copy of this Code and informing such persons of their duties and obligations hereunder;
(iii)	Obtaining such certifications and periodic reports from Access Persons as may be required to be filed by such Access Persons under this Code (except that the Compliance Officer may presume that Quarterly Transaction Reports need not be filed by Independent Trustees in the absence of facts indicating that a report must be filed) and reviewing Initial and Annual Holdings Reports submitted by Access Persons;
(iv)	Maintaining or supervising the maintenance of all records and reports required by this Code;
(v)	Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by the Trust;
(vi)	Issuance, either personally or with the assistance of counsel, as may be appropriate, of any interpretation of this Code which may appear consistent with the objectives of Rule 17j-1 and this Code;
(vii)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Trustees of the Trust;
(vii)	Submission of a quarterly report to the Board of Trustees containing a description of: any detected violation of this Code, noting in each case any sanction imposed; any transactions that suggest the possibility of a violation of this Code or of interpretations issued by the Compliance Officer; and any other significant information concerning the appropriateness of and actions taken under this Code.

(C)       The Compliance Officer shall maintain and cause to be maintained at the Trust’s principal place of business, in an easily accessible place, the following records:

(i)	A copy of this Code and any other code of ethics adopted pursuant to Rule 17j-1 by the Trust and the Investment Adviser for a period of five (5) years;
(ii)	A record of each violation of this Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of the Trust in which such violation occurred;

(iii)	A copy of each report made pursuant to this Code and any other code specified in (C)(1) above, by an Access Person or the Compliance Officer, for a period of not less than five (5) years from the end of the fiscal year of a Trust in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible;
(iv)	A list of all persons, who currently or are, within the past five (5) years, were, required to make reports pursuant to Rule 17j-1 and this Code, or any other code specified in (C)(1) above, or were responsible for reviewing such reports; and
(v)	A record of any decision, and the reasons supporting such decision, to approve any investment in an Initial Public Offering or a Limited Offering by Investment Personnel, for at least five (5) years after the end of the fiscal year in which such approval is granted.

(D)       Review of Code by Board of Trustees

(i)	On an annual basis, and at such other times deemed to be necessary or appropriate by the Board of Trustees, the Trustees shall review the operation of this Code, and shall adopt such amendments to this Code as may be necessary to assure that the provisions of the Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 17j-1.
(ii)	In connection with the annual review of the Code by the Trustees, the Trust and the Investment Adviser shall each provide to the Board of Trustees, and the Board of Trustees shall consider, a written report (which may be a joint report on behalf of the Trust and the Investment Adviser) that:
(a)	Describes any issues arising under the Code or related procedures during the past year, including, but not limited to, information about material violations of the Code or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and
(b)	Certifies that the Trust and the Investment Adviser have each adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(E)       The Board of Trustees may not adopt, amend or modify this Code except in a written form which is specifically approved by majority vote of the Independent Trustees within six months after such adoption, amendment or modification. In connection with any such adoption, amendment or modification, the Trust and the Investment Adviser shall each provide a certification that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.

This Code, as amended, was approved by the Board of Trustees of the Trust at a meeting held on August 31, 2011 and again by Ranger Global Real Estate Advisors on August 4, 2016.